Exhibit 21.1

Subsidiaries of Seattle Genetics, Inc.

•	SeaGen Canada Inc.

•	Seattle Genetics UK, Limited

•	SeaGen International GmbH

•	SeaGen International Holdings, Inc.

•	SeaGen US Holdings, Inc.

•	SeaGen, Inc.